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                                    FORM OF
                                  CD RADIO INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
          RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF
                  10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

                               ------------------

                        PURSUANT TO SECTION 151(g) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               ------------------


               CD Radio Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board of Directors"), in a duly convened meeting thereof on October 13, 1997, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

               WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the designation of each series of Preferred Stock of the Corporation (the "Preferred Stock") and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolutions of the Board of Directors under the General Corporation Law of Delaware; and

               WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

               NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:


               1. Number of Shares; Designation. A total of 2,000,000 shares of Preferred Stock of the Corporation are hereby designated as 10 1/2% Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The number of authorized shares of Series C Preferred Stock may be decreased, at any time and from time to time, by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the authorized number of shares of the series to a number less than the number of shares of Series C Preferred Stock outstanding.






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                                        2

               2. Rank. The Series C Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock") and any other class or series of capital stock of the Corporation that by its terms ranks junior to the Series C Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (y) rank on a parity with all Parity Dividend Stock (as defined in Section 3(a)) and all Parity Liquidation Stock (as defined in Section 5(b)), and (z) rank junior to the Corporation's 5% Delayed Convertible Preferred Stock and all Senior Dividend Stock (as defined in Section 3(c)), all Senior Liquidation Stock (as defined in
Section 5(b)) and to any class or series of capital stock of the Corporation (other than the Common Stock), whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the Series C Preferred Stock as to dividends and rights upon liquidation, dissolution or winding-up of the Corporation (which shall include, for purposes of the foregoing, any entity with which the Corporation may be merged or consolidated or to which all or substantially all the assets of the Corporation may be transferred or which transfers all or substantially all of its assets to the Corporation).

        3. Dividends. (a)(1) Except as provided in Section 3(a)(2) hereof, the holders of the issued and outstanding shares of the Series C Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available therefor in the case of dividends paid in cash, cumulative dividends at the annual rate per share of 10.5% of the sum of (x) the Liquidation Preference (defined in Section 5 hereof) and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on shares of Series C Preferred Stock shall accrue quarterly at the rate per share of 2.625% of the sum of (x) the Liquidation Preference and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date and shall be payable quarterly in arrears initially on November 15, 2002 (the "First Scheduled Dividend Payment Date") and thereafter on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in The City of New York). No dividends shall be paid to the holders of Series C Preferred Stock prior to the First Scheduled Dividend Payment Date, except as provided in Section 3(a)(2) hereof or unless prior to such date, shares of Series C Preferred Stock are redeemed by the Corporation pursuant to Section 4 hereof or purchased by the Corporation upon a Change of Control (as defined herein) pursuant to Section 6 hereof, in which case the holders of such shares of Series C Preferred Stock redeemed or purchased by the Corporation shall be entitled to receive accrued dividends on the date of redemption or purchase thereof, as the case may be.

               (2) The holders of Series C Preferred Stock shall not be entitled to receive any dividends on any shares of Series C Preferred Stock that are converted into shares of





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                                        3

Common Stock prior to the First Scheduled Dividend Payment Date unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders of Series C Preferred Stock electing to convert such shares after having received a notice of redemption pursuant to Section 4 hereof.

               (3) Dividend on the Series C Preferred Stock may be paid, in the sole discretion of the Board of Directors, either in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash or shares of Common Stock, and the issuance of such shares of Common Stock pursuant to (ii) or (iii) shall constitute full payment of any such dividend. Common Stock issued to pay dividends shall be valued at the Current Market Rate on the date of payment. As used herein, the "Current Market Rate" shall mean the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the date in question. All dividend payments paid with respect to shares of Series C Preferred Stock shall be paid pro rata to the holders entitled thereto. All shares of Common Stock issued as a dividend with respect to shares of Series C Preferred Stock will thereupon be duly authorized, validly issued, fully paid and non-assessable. In no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash or in shares of Common Stock in lieu of payment, in full or in part, in cash preclude the Board of Directors from electing either such alternative in respect of all or any portion of any subsequent dividend. The Company shall not issue fractional shares of Common Stock upon payment of any dividends in shares of Common Stock and any amount of fractional shares of Common Stock otherwise issuable upon the payment of any dividend in shares of Common Stock shall be either paid in cash or accrued. If any shares of Common Stock to be issued for the payment of dividends on the Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued, the Corporation shall in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved.

               (4) Dividends to be paid on a Dividend Payment Date shall be paid to the holders of record of shares of the Series C Preferred Stock as they appear on the stock register of the Corporation at the close of business on such record dates (each, a "Dividend Payment Record Date"), which shall be not more than 40 days nor fewer than 10 days preceding each Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of record on such date, not exceeding 40 days nor fewer than 10 days preceding the date on which dividends in arrears will be paid, as may be fixed by the Board of Directors of the Corporation. Holders of shares of the Series C Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Stock and any other series or class of the Corporation's capital stock that ranks junior as to dividends to the Series C Preferred Stock ("Junior Dividend Stock") and shall be on a parity as to dividends with any series or class of the Corporation's capital stock that





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                                        4

does not rank senior or junior as to dividends with the Series C Preferred Stock ("Parity Dividend Stock"). The holders of shares of the Series C Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided. No interest shall be payable with respect to any dividend payment or payments on the Series C Preferred Stock that may be in arrears for any past dividend period.

               (b) No dividends, other than dividends payable solely in Common Stock, Junior Dividend Stock, or warrants or other rights to acquire such Common Stock or Junior Dividend Stock, shall be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any Common Stock or Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series C Preferred Stock shall have been paid or declared and set apart for payment without interest.

               (c) If at any time the Corporation issues any class or series of capital stock ranking senior and prior to the Series C Preferred Stock with respect to the payment of dividends ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on such Senior Dividend Stock, in whole or in part, then (except to the extent allowed by the terms of the Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Series C Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or declared and set apart for payment, without interest. Except as provided in Section 3(d) below, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock for any period unless the Corporation has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Series C Preferred Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends. Except as provided in Section 3(d) below, no dividends shall be paid or declared and set apart for payment on the Series C Preferred Stock for any period unless the Corporation has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for such payment, on any Parity Dividend Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

               (d) If at any time the Corporation has failed to pay accrued dividends on any shares of Series C Preferred Stock on any Dividend Payment Date or any Parity Dividend Stock on a stated payment date, as the case may be, the Corporation shall not:

                      (i) purchase any shares of the Series C Preferred Stock or
               Parity Dividend Stock (except for a consideration payable in Common Stock or Junior Dividend Stock) or redeem fewer than all of the shares of the Series C Preferred Stock and Parity Dividend Stock then outstanding except for (x) the repurchase or redemption of shares of the Series C Preferred Stock made pro rata among the holders of the shares of the Series C Preferred Stock then





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                                        5

               outstanding and (y) the repurchase or redemption made pro rata with respect to all shares of the Series C Preferred Stock and Parity Dividend Stock then outstanding so that the amounts repurchased or redeemed shall in all cases bear to each other the same ratio that, at the time of the repurchase or redemption, the required redemption payments on the shares of the Series C Preferred Stock and the other Parity Dividend Stock then outstanding, respectively, bear to each other, or

                      (ii) permit any corporation or other entity directly or
               indirectly controlled by the Corporation to purchase any Common Stock, Junior Dividend Stock, shares of the Series C Preferred Stock or Parity Dividend Stock, except to the same extent that the Corporation could purchase such shares.

               Unless and until all dividends accrued but unpaid in respect of prior dividend payment periods on shares of the Series C Preferred Stock and any Parity Dividend Stock at the time outstanding have been paid in full or a sum sufficient for such payment is declared and set apart, as provided in the preceding paragraph, all dividends accrued by the Corporation upon shares of the Series C Preferred Stock or Parity Dividend Stock shall be declared pro rata with respect to all shares of the Series C Preferred Stock and Parity Dividend Stock then outstanding, so that the amounts of any dividends declared on shares of the Series C Preferred Stock and on the Parity Dividend Stock shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends in respect of prior dividend payment periods on shares of the Series C Preferred Stock and the other Parity Dividend Stock, respectively, bear to each other.

        4. Redemption. (a)(1) Optional Redemption. Except as provided in subsections (a)(2) and (a)(3) of this Section 4, shares of the Series C Preferred Stock shall not be redeemable prior to November 15, 2002. Thereafter, subject to the restrictions in Section 3 above, the Corporation may redeem shares of Series C Preferred Stock, in whole or in part, at the option of the Corporation, to the extent it has funds legally available therefor in the case of dividends paid in cash, at the following redemption prices (expressed as percentages of the Liquidation Preference thereof) per share if redeemed during the 12-month period beginning November 15 in the year indicated below:

Year                                         Percentage
----                                         ----------
-------------------------------------------------------
2002........................................ 105.25%
2003........................................ 102.63%
2004........................................ 101.81%
2005 and thereafter......................... 100.00%



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                                        6

plus, in each case, an amount equal to the dividends accrued and unpaid thereon, if any, whether or not declared, to the redemption date.

               (2) Special Redemption. (A) From November 15, 1999 to November 15, 2002, the Corporation may redeem shares of Series C Preferred Stock, in whole or in part, in the sole discretion of the Board of Directors, to the extent it has funds legally available therefor in the case of dividends paid in cash, at the redemption price of 100% of the Liquidation Preference thereof, plus an amount equal to the dividends accrued and unpaid thereon, if any, whether or not declared, to the redemption date, if the Current Market Price of the Common Stock on the date of the notice of redemption (described below) equals or exceeds $31.50 per share. The $31.50 per share benchmark shall be subject to adjustment upon the occurrence of certain events in the same manner as the Conversion Price (defined herein) shall be subject to adjustment as set forth in Section 6(f) hereof.

               (B) Within 30 days of the closing date of the initial public offering by the Corporation of debt securities in excess of $50,000,000 pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to Rule 144A under the Securities Act, the Corporation may redeem up to 50% of the outstanding shares of Series C Preferred Stock, to the extent it has funds legally available therefor in the case of dividends paid in cash, at the redemption price of 100% of the Liquidation Preference thereof, plus an amount equal to the dividends accrued and unpaid thereon, if any, whether or not declared, to the redemption date.

               (3) Mandatory Redemption. On November 15, 2012 (the "Mandatory Redemption Date"), the Corporation shall redeem all outstanding shares of Series C Preferred Stock, to the extent it has funds legally available therefor in the case of dividends paid in cash, at the redemption price of 100% of the Liquidation Preference thereof, plus an amount equal to the dividends accrued and unpaid thereon, if any, whether or not declared, to the redemption date.

               (4) Payment of Redemption Price. (a) The amount of the redemption price on any shares of Series C Preferred Stock redeemed, on any redemption set forth herein, shall be paid in cash (to the extent funds are legally available therefor) and any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed on such redemption date may be paid in cash (to the extent funds are legally available therefor) or shares of Common Stock, or any combination thereof, in the sole discretion of the Board of Directors as provided in Section 3(a)(3) hereof.

               (b) Not less than 15 days nor more than 40 days (such date as fixed by the Board of Directors of the Corporation referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of shares of the Series C Preferred Stock pursuant






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                                        7

to this Section 4, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record on the Redemption Record Date of the shares of the Series C Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of Series C Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accrued and unpaid dividends thereon to the redemption date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) If a notice of redemption has been given pursuant to this
Section 4 and if, on or before the redemption date, the funds (or shares of Common Stock if any dividends are to be paid in shares of Common Stock), necessary for such redemption (including all dividends on the shares of Series C Preferred Stock to be redeemed that will accrue to the redemption date) shall have been set aside by the Corporation, separate and apart from its other funds (or reserved and authorized for issuance if any dividends are to be paid in shares of Common Stock), in trust for the pro rata benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Series C Preferred Stock have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Series C Preferred Stock to be redeemed, and at the close of business on the date on which such funds have been segregated and set aside by the Corporation as provided in this Section 4(c), the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in subsection (d) of this Section 4 and
Section 6 below and the right to receive the moneys payable (or shares of Common Stock issued if any dividends are to be paid in shares of Common Stock) upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Series C Preferred Stock evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside (or shares of Common Stock authorized and reserved if any dividends are to be paid in shares of Common Stock) by the Corporation and unclaimed at the end of two years from





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                                        8

the redemption date shall revert to the general funds of the Corporation (or be released from the reservation thereof in the case of shares of Common Stock), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

               (d) If a notice of redemption has been given pursuant to this
Section 4 and any holder of shares of Series C Preferred Stock shall, prior to the close of business on the business day immediately preceding the redemption date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 6 below), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in
Section 6 below, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 6 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

               (e) In every case of redemption of fewer than all of the outstanding shares of the Series C Preferred Stock pursuant to this Section 4, the shares to be redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors of the Corporation may determine, as may be prescribed by resolution of the Board of Directors of the Corporation, provided that only whole shares shall be selected for redemption.

        5. Liquidation. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series C Preferred Stock shall be entitled to receive $100.00 per share (the "Liquidation Preference"), plus an amount equal to the accrued and unpaid dividends thereon, whether or not declared, to the payment date.

               (b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Series C Preferred Stock (i) shall not be entitled to receive the Liquidation Preference of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to redemption rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation ("Senior Liquidation Stock" and together with the Senior Dividend Stock, the "Senior Stock") shall have been paid in full and (ii) shall be entitled to receive the Liquidation Preference of such shares held by them in preference to and in priority over any distributions upon the Common Stock and any other





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                                        9

series or class of the Corporation's capital stock that ranks junior to the Series C Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation ("Junior Liquidation Stock" and together with the Junior Dividend Stock, the "Junior Stock"). Upon payment in full of the Liquidation Preference to which the holders of shares of the Series C Preferred Stock are entitled, the holders of shares of the Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of shares of the Series C Preferred Stock and the liquidation preference payable to the holders of any series or class of the Corporation's capital stock, outstanding on the date hereof or hereafter issued, that ranks on a parity with the Series C Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation ("Parity Liquidation Stock" and together with the Parity Dividend Stock, the "Parity Stock"), the holders of all such shares shall share ratably in accordance with the respective preferential amounts payable on such shares in any distribution.

               (c) For the purposes of this Section 5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such voluntary sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

        6. Conversion. (a) Holders of shares of Series C Preferred Stock shall have the right, exercisable at any time, to convert shares of Series C Preferred Stock into shares of Common Stock at a conversion price (x) prior to the date of the first underwritten public offering of the Company's Common Stock following the initial issuance of the Series C Preferred Stock, of $21.00, and (y) thereafter, of the equal to the lower of (i) $21.00 per share of Common Stock or
(ii) the public offering price of the Common Stock in the first underwritten public offering of the Corporation's Common Stock following the initial issuance of the Series C Preferred Stock, subject to adjustment as described below in
Section 6(f) (the "Conversion Price"). The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/100th of a share) shall be determined by dividing $100.00 by the Conversion Price then in effect. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. In the case of shares of Series C Preferred Stock called for redemption, conversion rights shall expire at the close of business on the business day immediately preceding the redemption date. The holders of shares of Series C Preferred Stock that convert such shares into shares of Common Stock on





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                                       10

or after the First Scheduled Dividend Payment Date shall be entitled to receive any accrued and unpaid dividends thereon, if any, whether or not declared, payable in cash or shares of Common Stock, or any combination thereof, in the sole discretion of the Board of Directors. The holders of Series C Preferred Stock shall not be entitled to receive any dividends on any shares of Series C Preferred Stock that are converted into shares of Common Stock prior to the First Scheduled Dividend Payment Date unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders of Series C Preferred Stock electing to convert such shares after having received a notice of redemption pursuant to Section 4 hereof.

               (b) Any holder of shares of Series C Preferred Stock electing to convert the shares or any portion thereof in accordance with Section 6(a) above shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares of Series C Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates of shares of Series C Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such shares, or at such other place designated by the Corporation, provided that the Corporation shall at all times maintain an office or agency in The City of New York for such purposes. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares of Series C Preferred Stock that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder), and the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Series C Preferred Stock that such holder has not elected to convert. The conversion right with respect to any shares of Series C Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor (and the payment required by Section 6(d), if applicable), shall have been so delivered, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon that date.

               (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Sale Price of the Common Stock at the close of business on the day of conversion. As used herein, "Sale Price" means the closing sales price of the Common Stock as reported in The Wall Street Journal. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on such basis as it considers appropriate and such current market price shall be used to calculate the cash adjustment.






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                                       11

               (d) If a holder converts shares of Series C Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series C Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of the Common Stock or of the Series C Preferred Stock are issued in a name other than the name of the holder.

               (e) The Corporation shall reserve out of its authorized but unissued Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the then-outstanding shares of Series C Preferred Stock. For the purposes of this Section 6(e), the full number of shares of Common Stock then issuable upon the conversion of all then-outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series C Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware and its certificate of incorporation, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series C Preferred Stock at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation shall in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock issued upon conversion of the shares of Series C Preferred Stock shall be validly issued, fully paid and nonassessable.

                (f) The Conversion Price shall be subject to adjustment as follows:

                      (i) In case the Corporation shall (A) pay a dividend on
               any class of its capital stock in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted (as provided below) so that the holders of any shares of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or have been entitled to receive immediately following such action had such shares of Series C Preferred Stock been converted immediately prior to such time. The Conversion Price as adjusted shall be determined by multiplying the Conversion Price at which the shares of Series C Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of





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                                       12

               shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

                      (ii) In case the Corporation shall issue rights or
               warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock at the record date therefor, or in case the Corporation shall issue to all holders of its Common Stock other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series C Preferred Stock were theretofore convertible by (B) a fraction of which the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and
               (2) the number of additional shares of Common Stock offered for subscription or purchase, or issuable upon such conversion or exchange, and of which the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock. Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such securities. However, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 6(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 6(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants. No further adjustment shall be made upon exercise of any right, warrant, convertible security or exchangeable security if any adjustment shall have been made upon issuance of such security.

                      (iii) In case the Corporation shall pay a dividend to all
               holders of its Common Stock (including any dividend paid in connection with a consolidation or merger in which the Corporation is the continuing corporation) of any shares of capital stock of the Corporation or its subsidiaries (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights or warrants to subscribe for or purchase any of its securities or those of its subsidiaries or securities convertible or exchangeable for Common Stock (excluding those securities referred to in Section 6(f)(ii) above), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price thereafter shall be equal to the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) as of such record date of the assets, evidences of indebtedness or securities so paid with respect to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on such record date; provided, however, that in the event the then fair market value (as so determined) so paid with respect to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of the Series C Preferred Stock shall have the right to receive the amount and kind of assets, evidences of indebtedness, or securities such holder would have received had such holder converted each such share of Series C Preferred Stock immediately prior to the record date for such dividend. Such adjustment shall be made whenever any such payment is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the payment.

                      (iv) No adjustment in the Conversion Price shall be
               required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this
               Section 6(f)(iv) are not required to be made shall be carried





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                                       14

               forward and taken into account in any subsequent adjustment. All calculations under this Section 6(f) shall be made to the nearest cent.

                      (v) In the event that, at any time as a result of an
               adjustment made pursuant to Section 6(f)(i) or 6(f)(iii) above, the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(f)(i) through 6(f)(iv) above, and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

                      (vi) Whenever the Conversion Price is adjusted, as herein
               provided, the Corporation shall promptly file with the transfer agent for the Series C Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of Series C Preferred Stock.

                      (vii) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series C Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of Series C Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by the consolidation or resulting from the merger or which

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                                       15

               acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(f)(vii) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               (g) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of record of the Series C Preferred Stock a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 6(f) above.

               (h) Automatic Exchange. (1) If the Corporation has not consummated a Qualifying Public Offering (defined below) by May 15, 1998 (the "Automatic Exchange Date"), then all shares of Series C Convertible Stock shall be automatically exchanged (the "Automatic Exchange") for shares of the Corporation's Series D Convertible Preferred Stock (the "Series D Preferred Stock") on the Automatic Exchange Date at a rate of one share of Series D Preferred Stock, with an initial liquidation preference of $102.50 for each $100 in Automatic Exchange Rate Liquidation Preference represented by shares of Series C Preferred Stock held by a holder. The Automatic Exchange Rate Liquidation Preference for the Series C Preferred Stock shall be $69.6145 per share (the amount determined by multiplying (x) the liquidation preference of the Series C Preferred Stock being exchanged, (without accrued and unpaid dividends thereon) by (y) 0.696145). As used herein, a "Qualifying Public Offering" means the sale of any equity or debt securities by the Corporation in one or more offerings occurring after the date of the initial issuance of the 5% Delayed Convertible Preferred Stock yielding gross proceeds in an aggregate cash amount of not less than $100 million.

               (2) In the event of an Automatic Exchange, the Corporation shall give written notice to the holders of Series C Preferred Stock of record on the Automatic Exchange Date (which notice shall be given by first class mail, postage prepaid) that the shares of Series C Preferred Stock have been automatically exchanged into shares of Series D Preferred Stock pursuant to this
Section 6(h), stating therein the number of shares of Series D Preferred Stock into which the holder's shares of Series C Preferred Stock have been automatically exchanged. Promptly thereafter, the holder shall surrender the certificate or





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


                                       16

certificates of shares of Series C Preferred Stock exchanged (together with payment of any taxes, if any, to be paid by the holders described below) at the office of the Corporation or any transfer agent for such shares, or at such other place designated by the Corporation, provided that the Corporation shall at all times maintain an office or agency in The City of New York for such purposes. The Corporation shall, immediately upon receipt of such shares of Series C Preferred Stock (together with payment of any taxes, if any, to be paid by the holders described below), issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares of Series C Preferred Stock that have been exchanged, a certificate for the number of shares of Series D Preferred Stock to which such holder shall be entitled. The holders of the Series C Preferred of record on the Automatic Exchange Date shall be treated for all purposes as the record holder or holders of the Series D Preferred Stock into which the Series C Preferred Stock have been exchanged.

               (3) No fractional shares of Series D Preferred Stock shall be issued upon automatic exchange of shares of Series C Preferred Stock. Instead of issuing any fractional shares of Series D Preferred Stock otherwise issuable upon automatic exchange of the shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment to holders in respect of such fraction in an amount equal to the amount of Automatic Exchange Rate Liquidation Preference represented by shares of Series C Preferred Stock held by a holder which are not exchanged.

               (4) The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Series D Preferred Stock upon the automatic exchange. The holder, however, shall pay any such tax that is due because any such shares of the Series D Preferred Stock that are issued in a name other than the name of the holder, as requested by such holder.

               (5) The Corporation shall reserve out of its authorized but unissued Series D Preferred Stock held in treasury enough shares of Series D Preferred Stock to permit the Automatic Exchange of all of the then-outstanding shares of Series C Preferred Stock. For the purposes of this Section 6(h), the full number of shares of Series D Preferred Stock then issuable upon the Automatic Exchange of all then-outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series C Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware and its certificate of incorporation, increase the authorized amount of its Series D Preferred Stock if at any time the authorized amount of its Series D Preferred Stock remaining unissued shall not be sufficient to permit the Automatic Exchange of all shares of Series C Preferred Stock at the time outstanding. If any shares of Series D Preferred Stock required to be reserved for issuance upon the Automatic Exchange of shares of Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares of Series D Preferred Stock may be issued upon exchange, the Corporation shall in good faith and as expeditiously as possible endeavor to cause such shares to be so registered





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                                       17

or approved. All shares of Series D Preferred Stock issued upon the Automatic Exchange of the shares of Series C Preferred Stock shall be validly issued, fully paid and nonassessable.

        7. Status of Shares. All shares of the Series C Preferred Stock that are at any time redeemed pursuant to Section 4 above or converted or exchanged pursuant to Section 6 above and all shares of the Series C Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors of the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Corporation as shares of any one or more other series.

        8. Voting Rights. Except as set forth below or otherwise required by law, holders of shares of the Series C Preferred Stock shall have no voting rights. In connection with any right to vote, each holder of shares of Series C Preferred Stock shall have one vote for each share held.

               (a)    Dividend and Other Defaults.

               (i) If (A) the Corporation fails to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date pursuant to Section 4(a)(3) hereof, (B) the Corporation fails to make a Change of Control Offer (defined herein) pursuant to Section 9 hereof in the event of a Change of Control (defined herein), or (C) at any time or times after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock at the time outstanding shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, then the holders of shares of Series C Preferred Stock, voting separately as a class, shall have the right to elect (i) one director in the event that there are seven or less directors on the Board of Directors at such time or (ii) two directors in the event that there are eight or more directors on the Board of Directors at such time, by a vote of the holders of a majority of shares of Series C Preferred Stock in person or by proxy at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, the holders of Series C Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Series C Preferred Stock as set forth in Section 8(a)(ii) hereof. Upon the vesting of such voting rights, the maximum authorized number of members of the Board of Directors of the Corporation shall automatically be increased by the number of directors for which the holders of Series C Preferred Stock shall be entitled to elect, as provided above, and the vacancies so created shall be filled by a vote of the holders of the shares of Series C Preferred Stock, as provided above. The right of holders of Series C Preferred Stock to elect members of the Board of





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                                       18

        Directors of the Corporation as aforesaid shall continue until such time as (A) all of the shares of Series C Preferred Stock are redeemed, converted or are otherwise no longer outstanding, (B) the Corporation has made a Change of Control Offer in accordance with Section 9 hereof or (C) all dividends accumulated on the Series C Preferred Stock shall have been paid in full or declared and set aside for payment in full, as the case may be, at which time such right immediately shall terminate subject to revesting in the event of each and every subsequent default of the character above mentioned.

               (ii) At any time when such voting right shall have vested in the holders of shares of Series C Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of holders of record of 10% of the voting power represented by the shares of such Series C Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Series C Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the voting power represented by the shares of Series C Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section. Any holder of shares of Series C Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this Section, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

               (iii) So long as any shares of Series C Preferred Stock are outstanding, the By-laws shall contain no provisions that would restrict the exercise, by the holders of Series C Preferred Stock, of the right to elect directors under the circumstances provided in Section 8(a)(i) above.





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                                       19

               (iv) Directors elected pursuant to Section 8(a)(i) shall serve until the earlier of (A) the next annual meeting of the stockholders of the Corporation and the election by the holders of Series C Preferred Stock and qualification of their respective successors, (B) the date on which all of the shares of Series C Preferred Stock are redeemed or converted and are no long outstanding or (C) the date upon which the defaults set forth in Section 8(a)(i) have been remedied, at which time the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of directors whose term shall so terminate, subject to any subsequent increase in the number of directors pursuant to Section 8(a)(1). If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of that director shall occur during the continuation of a default described in
        Section 8(a)(1) by reason of death, resignation or disability, the vacancy shall be filled for the unexpired term by the appointment by the remaining director elected as aforesaid of a new director for the unexpired term of the former director.

               (b) Miscellaneous. So long as any shares of the Series C Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by law or by the Corporation's Certificate of Incorporation, the consent of the holders of at least a majority of the shares of Series C Preferred Stock at the time issued and outstanding, acting as a single class, given in person or by proxy by vote at any meeting called for such purpose, shall be necessary for effecting or validating:

               (i) any amendment, alteration or repeal of any of the provisions of the Corporation's Certificate of Incorporation or By-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock; provided, however, that any amendment of the provisions of the Corporation's Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any of the Corporation's Junior Stock, shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Series C Preferred Stock;

               (ii) the authorization or creation of, or the increase in the authorized amount of, any shares of any class or series of stock or any security convertible into shares of any class or series of Senior Stock or Parity Stock; or

               (iii) the merger or consolidation of the Corporation with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, shares of Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up;





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                                       20

provided, however, that no such consent of the holders of Series C Preferred Stock shall be required if, at or prior to the time when such amendment, alteration, merger, consolidation or repeal is to take effect or when the issuance of any such senior shares or convertible securities is to be made, as the case may be, provision is made for the redemption of all shares of Series C Preferred Stock at the time outstanding in accordance with Section 4 hereof. The above notwithstanding, no consent of holders of Series C Preferred Stock shall be required for the creation of any indebtedness of any kind of the Corporation.

        9. Change of Control. (a) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the holders of the Series C Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all of the then outstanding shares of Series C Preferred Stock at a purchase price of 101% of the Liquidation Preference thereof, payable in cash, plus any accrued and unpaid dividends thereon, if any, whether or not declared, payable in cash, shares of Common Stock or any combination thereof in the sole discretion of the Board of Directors as provided in Section 3(a)(3) hereof.

               (b) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each holder of Series C Preferred Stock at such holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the holders shall contain all instructions and materials necessary to enable such holders to tender their shares of Series C Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                      (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this Section 9 and that all shares of Series C Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                      (ii) the purchase price (plus the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                       (iii) that any shares of Series C Preferred Stock not tendered will continue to accrue dividends;

                      (iv) that, unless the Corporation defaults in making payment therefor, any share of Series C Preferred Stock tendered and accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                      (v) that holders electing to have any shares of Series C Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                      (vi) that holders shall be entitled to withdraw their election if the Corporation receives, not later than five business days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series C Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing his election to have such shares of Series C Preferred Stock purchased;

                      (vii) that holders whose shares of Series C Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Series C Preferred Stock; and

                       (viii) the circumstances and relevant facts regarding such Change of Control.

               (c) The Corporation shall comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Series C Preferred Stock in connection with a Change of Control Offer.

               (d) On the Change of Control Payment Date the Corporation shall
(x) accept for payment the shares of Series C Preferred Stock validly tendered pursuant to the Change of Control Offer, (y) pay to the holders of shares so accepted the purchase price therefor (plus the amount of accrued and unpaid dividends, if any) and (z) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Series C Preferred Stock tendered pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to the shares of Series C Preferred Stock tendered and all rights of holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

               (e) If the purchase of the Series C Preferred Stock would violate or constitute a default under indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either (A) repay in full all such indebtedness or (B) obtain the requisite consents, if any under such indebtedness required to permit the repurchase of Series C Preferred Stock required by this

Section 9. Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer.

               "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a Permitted Holder (as defined herein) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock (as defined herein) of the Corporation; (b) the Corporation consolidates with or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Corporation, in any such event, pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash securities or other property, other than, at all times when the Corporation's Senior Discount Notes due 2007 (the "Notes") are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the indenture under which such Notes are issued (the "Indenture"); (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Corporation, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or (d) the Corporation is liquidated or dissolved or a special resolution is passed by the shareholders of the Corporation approving the plan of liquidation or dissolution, other than, at all times when the Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Indenture.

               "Permitted Holder" means Loral Space & Communications Ltd., David Margolese and Arianespace S.A.

               "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

               "Voting Stock" means any class or classes of capital stock, or securities convertible into or exchangeable into any class of capital stock, of the Corporation pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of the Corporation, irrespective of whether





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                                       23

or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

        10. Sinking Fund Redemption. The shares of the Series C Preferred Stock are not subject to sinking fund requirements.


        11. Restrictions on Transfer. The holders of the Series C Preferred Stock shall not transfer any shares of Series C Preferred Stock until the later to occur of (i) the 181st day following the closing date of the first underwritten public offering of the Common Stock occurring after the initial issuance of shares of Series C Preferred Stock or (ii) the 181st day following the consummation of offering by the Corporation to the holder's of the Corporation's 5% Delayed Convertible Preferred Stock to exchange shares of the Series C Preferred Stock for shares of the 5% Delayed Convertible Preferred Stock (the "Lock-up Expiration Date"); provided, however, that if a holder is prevented by applicable law from owning assets subject to such restrictions on transfer, such restrictions shall be inapplicable to such holder and the Company will have a right of first refusal with respect to all shares of Series C Preferred Stock held by such holder that is exercisable for a period of 90 days from the date an agreement to sell shares of Series C Preferred Stock is reached with a potential buyer at any time on or prior to the Lock-Up Expiration Date. In addition, the holders of any Common Stock issued upon the conversion of any shares of Series C Preferred Stock shall not transfer any such shares of Common Stock until the Lock-Up Expiration Date.


        IN WITNESS WHEREOF, CD Radio Inc. has caused this Certificate to be duly executed on its behalf by its undersigned duly authorized officer this 15th day of October, 1997.

                             CD RADIO INC.

                             By:   /s/ Lawrence Gilberti
                                _____________________________
                                Name:  Lawrence Gilberti
                                Title:  Secretary

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